AMENDMENT TO THE
ENTERPRISE BANK SUPPLEMENTAL EXECUTIVE RETIREMENT AND DEFERRED COMPENSATION PLAN

WHEREAS, Enterprise Bank and Trust Company (the "Employer") heretofore adopted the Enterprise Bank Supplemental Executive Retirement and Deferred Compensation Plan (the "Plan"); and

WHEREAS, the Employer reserved the right to amend the Plan; and

WHEREAS, the Employer desires to amend the Plan to change the vesting schedule with respect to Employer amounts contributed to the Plan for service on or after January 1, 2024.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2024, as follows:

1.Section 10 of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:

“SECTION 10. VESTED STATUS

Subject to the provisions of Section 21, if a Participant “separates from service” with the Company (within the meaning of Section 409A of the Code) for any reason on or after his Normal Retirement Age, or prior to that date as a result of the Participant’s Disability or death, such Participant shall have a nonforfeitable (vested) right to the fair market value of the Participant’s account(s). If a Participant separates from service prior to his Normal Retirement Age for any other reason other than his death or Disability, such Participant shall be entitled to receive the vested value of his account(s). For this purpose, each Participant shall at all times have a nonforfeitable (vested) right to his account(s) derived from any Compensation deferred pursuant to Section 4.

With respect to any Company contributions made on the Participant’s behalf pursuant to Section 7, for service performed on or after January 1, 2024, the Participant shall have a nonforfeitable (vested) right to a percentage of the fair market value of such portion of his retirement account(s) as follows:

Years of Participation	Vested Percentage
Less than 5 years	0%
5 or more years	100%

However, with respect to any Company contributions made on the Participant’s behalf pursuant to Section 7, for service performed prior to January 1, 2024, the Participant shall have a nonforfeitable (vested) right to a percentage of the fair market value of such portion of his retirement account(s) as follows:

Years of Participation	Vested Percentage
Less than 4 years	0%
4 years but less than 6 years 6 or more years	50% 100%

For vesting purposes, a Participant shall be credited with a Year of Participation for each 12-month period of employment with the Company as measured from his initial date of eligibility under the Plan as specified in writing to the Participant. A Year of Participation shall be credited only if the Participant remains employed by the Company at the conclusion of the 12-month period regardless of the hours worked during the 12-month period.

Notwithstanding the foregoing, a Participant’s accounts(s) shall become one hundred percent (100%) vested upon a Change in Control while in the employ of the Company.

The nonvested portion of a Participant’s retirement account(s) shall be forfeited as soon as practicable after distribution of the portion of his vested retirement account(s) attributable to Company contributions commences. Forfeitures under this Section 10 or any other section of the Plan shall be used to pay Plan administrative expenses and/or reduce Company contributions under the Plan.”

2.Except as hereinabove amended, the provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Amendment to be executed on the 12th day of December, 2023.

ENTERPRISE
BANK AND TRUST
COMPANY

By:	/s/ Jamie Gabriel
Jamie Gabriel
Executive Vice President, Chief Human Resources Officer